SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is made and entered into as of September 19, 2005 (the “Effective Date”), by and between Alliance Pharmaceutical Corp. (the “Alliance”) and Imcor Pharmaceutical Co. (formerly Photogen Technologies, Inc.) (“Imcor”). Alliance and Imcor may be referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

A.  On June 10, 2003, Alliance and Imcor entered into an Asset Purchase Agreement pursuant to which, among other things, Alliance assigned and sold to Imcor certain assets related to Alliance’s imaging and diagnostic imaging business (the “Imagent Assets”), and Imcor assumed certain liabilities related to such Imagent Assets (the “Asset Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them under the Asset Purchase Agreement.

B.  Alliance and Imcor are co-plaintiffs in that certain litigation referred to as Imcor Pharmaceutical Co. and Alliance Pharmaceutical Corp. v. Amersham Health Inc. (“Amersham”), Civil Action No. 03 CV 2853 currently pending in the United States District Court for the District of New Jersey (the “Amersham Litigation”).

C.  Certain disputes have now arisen between the Parties as to their respective rights and obligations under the Asset Purchase Agreement and with respect to the Amersham Litigation.

D.  The Board of Directors of Alliance and the Board of Directors of Imcor have each determined that it is in the best interests of their respective stockholders and creditors to settle the dispute in accordance with the terms and conditions set forth in this Agreement.

E.  In entering into this Agreement, neither Party concedes the sufficiency or validity of any claims, counterclaims, or defenses that have been asserted or could be asserted by either of them.

AGREEMENT

In consideration of the foregoing recitals (which are incorporated herein by this reference) and the covenants and conditions set forth below, the Parties hereby agree as follows.

1.  Settlement. The Parties intend for this Agreement and the related transactions to constitute a full and final resolution and settlement of the disputes that have arisen between Alliance and Imcor arising from, or otherwise related to, the Asset Purchase Agreement and/or the Amersham Litigation. Further, this Agreement is being entered into for settlement purposes pursuant to California Evidence Code §1152, Federal Rule of Evidence 408 and any similar statute or rule in any applicable jurisdiction.

2.  Termination of Continuing Obligations Under the Asset Purchase Agreement. As of the Effective Date and subject to the terms of this Agreement, the Parties hereby agree that the continuing rights and obligations of each Party under the Asset Purchase Agreement are hereby terminated and shall be of no further force or effect. Such continuing rights and obligations include, but are not limited to, Section 1.2(g) (Equity Conversion), Section 1.3 (Earnout), including, without limitation, Alliance’s release of any and all rights and obligations set forth in subsection (g) thereof pursuant to which Imcor shall re-license to Alliance the Imagent Assets in the event Imcor’s Board of Directors determines that it is not in Imcor’s best interests to allocate its efforts and resources towards the promotion of the Imagent Assets and the Imagent Products (the “Alliance Imagent License Rights”), Article VII (Survival of Representations and Warranties; Indemnification) and any royalty rights either Party may be entitled to under the Asset Purchase Agreement (collectively, the “Continuing Obligations”).

3.  Economic Arrangements.

3.1  Amersham Litigation. With respect to the Amersham Litigation, the Parties agree to enter into a settlement agreement with Amersham upon substantially the same terms most recently proposed by Amersham, including, without limitation, a cash payment of $1,200,000. The Amersham settlement agreement shall specify that Amersham will pay $1,000,000 of such amount directly to Imcor in satisfaction of Imcor’s claims in the Amersham Litigation and that Amersham will pay $200,000 directly to Alliance in satisfaction of any and all of Alliance’s claims in the Amersham Litigation under the Asset Purchase Agreement.

3.2  Sale of Imagent Assets.

(a)  Imcor shall use commercially reasonable efforts to promptly seek to sell, license, enter into a joint venture relationship or enter into another strategic transaction involving the disposition of the remainder of the Imagent Assets to a third-party in its sole discretion and subject to shareholder and other required approvals (an “Imagent Transaction”), but will confer with Alliance with respect to the terms and targets for potential joint venture, license or other strategic relationships, as well as the method of offering the Imagent Assets for sale and potential buyers. The reasonable third-party fees and expenses directly related to an Imagent Transaction shall be shared between the Parties in proportion to the amounts received by each Party as a result of such Imagent Transaction as set forth in subsection (b) below. The definitive agreement entered into with any third-party relating to an Imagent Transaction shall provide that any and all proceeds that Alliance is entitled to from the Imagent Transaction as provided for in subsection (b) below shall be remitted by the buyer thereof directly to Alliance. The Parties hereby acknowledge and agree that Alliance’s right to receive payments directly from the buyer in an Imagent Transaction pursuant to this Section 3.2, and any payments made directly to Alliance by any such buyer are solely the right and property of Alliance. Imcor shall have no interest whatsoever in payments made (or to be made) directly to Alliance nor in Alliance’s right to receive such payments. In the event a buyer erroneously delivers to Imcor any funds belonging to Alliance, Imcor shall hold such funds in a segregated bank account in trust solely for the benefit of Alliance which it shall forthwith deliver to Alliance. If Imcor files a voluntary bankruptcy petition, or has an involuntary bankruptcy petition filed against it, or becomes subject to an assignment for the benefit of creditors, creditors’ trust, or related proceeding, Alliance’s right to receive payments from any Imagent Transaction buyer, or any such funds held in trust by Imcor, shall not become property of Imcor or Imcor’s bankruptcy estate as the right of Alliance to receive payments herewith is its sole and separate right, is not a right of Imcor, and is not property of Imcor’s bankruptcy estate within the meaning of 11 U.S.C. 541(a), and Alliance’s right to recover such payments shall not be subject to the automatic stay imposed under 11 U.S.C. § 362 in any bankruptcy case filed by or against Imcor. Should a bankruptcy petition be filed by or against Imcor, or should Imcor become subject to an assignment for the benefit of creditors, creditors’ trust, or similar proceeding, Alliance will continue to have its independent right to pursue, recover and receive any payments directly from a buyer due it under this Section 3.2 since, and any funds held in trust by Imcor for the benefit of Alliance, it being acknowledged that Imcor has no property interest, or any interest whatsoever, in payments to be made directly to Alliance (or held in trust by Imcor for the benefit of Alliance), and such payments and funds shall not become property of Imcor’s bankruptcy estate.

(b)  The proceeds from an Imagent Transaction shall be allocated between the Parties as follows:

(i)  The first $1,450,000 in proceeds from an Imagent Transaction shall be divided on a dollar-for-dollar basis as follows: ninety percent (90%) to Imcor and ten percent (10%) to Alliance until such time as Alliance has been paid $100,000;

(ii)  The proceeds from an Imagent Transaction from $1,450,001 to $5,000,000 shall be divided on a dollar-for-dollar basis as follows: seventy percent (70%) to Imcor and thirty percent (30%) to Alliance; and

(iii)  The proceeds from an Imagent Transaction above $5,000,000 shall be divided on a dollar-for-dollar basis as follows: sixty-six and seven-tenths of a percent (66.7%) to Imcor and thirty-three and three-tenths of a percent (33.3%) to Alliance.

3.3  Schering and Transaction Liability. To the extent that an Imagent Transaction results in any liability to Schering Aktiengesellschaft (“Schering”) under the terms of that certain License Agreement originally dated as of September 23, 1997, as amended and restated as of February 22, 2002, by and between Alliance and Schering, as assigned to and assumed by Imcor, or any transaction fees and expenses, such amount payable by each Party shall be determined based upon the ratios set forth as follows:

(i)  Any liability to Schering or for transaction fees or expenses related to the first $1,450,000 in proceeds from an Imagent Transaction shall be divided on a dollar-for-dollar basis and promptly paid as follows: ninety percent (90%) by Imcor and ten percent (10%) by Alliance until such time as Alliance has paid $100,000;

(ii)  Any liability to Schering or for transaction fees or expenses related to an Imagent Transaction with proceeds from $1,450,001 to $5,000,000 shall be divided on a dollar-for-dollar basis and paid as follows: seventy percent (70%) by Imcor and thirty percent (30%) by Alliance; and

(iii)  Any liability to Schering or for transaction fees or expenses related to an Imagent Transaction with proceeds above $5,000,000 shall be divided on a dollar-for-dollar basis and paid as follows: sixty-six and seven-tenths of a percent (66.7%) by Imcor and thirty-three and three-tenths of a percent (33.3%) by Alliance.

4.  Imcor Release. Except as expressly set forth in this Agreement for and in consideration of the mutual covenants set forth herein, which are hereby excluded from and survive this general release, Imcor, on its own behalf and on behalf of its grantees, agents, representatives, assignees, assignors, attorneys or any other entity in which Imcor has a controlling interest (collectively, the “Imcor Releasors”), hereby releases and forever discharges by this Agreement Alliance, and each of its past and present agents, employees, representatives, officers, directors, stockholders, attorneys, accountants, insurers, receivers, advisors, consultants, partners, partnerships, parents, divisions, subsidiaries, affiliates, assigns, successors, heirs, predecessors in interest, joint ventures, and commonly-controlled corporations (collectively, the “Alliance Releasees”) from and against any and all liabilities, causes of action, charges, complaints, suits, claims, obligations, costs, losses, damages, rights, judgments, attorneys’ fees, expenses, bonds, bills, penalties, fines, and all other legal responsibilities of any form whatsoever, whether known or unknown, whether suspected or unsuspected, whether fixed or contingent, liquidated or unliquidated, including, but not limited to, those arising from or otherwise related to: (i) the Asset Purchase Agreement or any document related thereto and any of the Continuing Obligations of the Parties thereunder, (ii) the Amersham Litigation, (iii) any act or omission occurring prior to the Effective Date by any Alliance Releasee, (iv) the use and occupancy of the premises located at 6175 Lusk Boulevard, San Diego, CA 92121 (the “Premises”), and (v) the use of the other Party’s personnel, including in each case those arising under any theory of law, whether common, constitutional, statutory or other or of any jurisdiction, foreign or domestic, whether known or unknown, whether in law or in equity, which any Imcor Releasor had or may claim to have against any of them (collectively referred to as the “Imcor Released Claims”); provided, however, that the foregoing shall not release or impair any claims to enforce the provisions of this Agreement.

5.  Alliance Release. Except as expressly set forth in this Agreement, for and in consideration of the mutual covenants set forth herein, which are hereby excluded from and survive this general release, Alliance on its own behalf, and on behalf of its grantees, agents, representatives, assignees, assignors, attorneys or any other entity in which the Alliance has a controlling interest (collectively, the “Alliance Releasors”) hereby releases and forever discharges by this Agreement Imcor, and each of its past and present agents, employees, representatives, officers, directors, stockholders, attorneys, accountants, insurers, receivers, advisors, consultants, partners, partnerships, parents, divisions, subsidiaries, affiliates, assigns, successors, heirs, predecessors in interest, joint ventures, and commonly-controlled corporations (collectively, the “Imcor Releasees”) from and against any and all liabilities, causes of action, charges, complaints, suits, claims, obligations, costs, losses, damages, rights, judgments, attorneys’ fees, expenses, bonds, bills, penalties, fines, and all other legal responsibilities of any form whatsoever, whether known or unknown, whether suspected or unsuspected, whether fixed or contingent, liquidated or unliquidated, including, but not limited to, those arising from or otherwise related to: (i) the Asset Purchase Agreement or any document related thereto and any of the Continuing Obligations of the Parties thereunder, (ii) the Amersham Litigation, (iii) any act or omission occurring prior to the Effective Date by any Imcor Releasee, (iv) the use and occupancy of the Premises, and (v) the use of the other Party’s personnel, including in each case, those arising under any theory of law, whether common, constitutional, statutory or other or of any jurisdiction, foreign or domestic, whether known or unknown, whether in law or in equity, which any Alliance Releasor had or may claim to have against any of them (collectively referred to as the “Alliance Released Claims”); provided, however, that the foregoing shall not release or impair any claims to enforce the provisions of this Agreement.

6.  Adequate Consideration. The Parties hereby acknowledge and agree that this Agreement and the covenants provided hereunder constitute full, fair and adequate consideration and compensation for the releases granted in Sections 4 and 5, above. Each party agrees that the fair value of the consideration it is receiving under this Agreement equals or exceeds the fair value of the consideration it is delivering.

7.  Unknown Claims. Each Party acknowledges that it may hereafter discover facts different from, or in addition to, those which said Party now believes to be true with respect to the release of claims. Each Party agrees that the foregoing release shall be and remain effective in all respects notwithstanding such different or additional facts or discovery thereof, and that this Agreement contemplates the extinguishment of all such claims and causes of action.

8.  Covenant Not to Sue. Each of the Parties, for itself and for its heirs, successors, agents, assigns and affiliates and any person or entity claiming by, through or under it, further agrees, promises, and covenants that they have not, will not, nor will any person, organization or any other entity acting on their behalf, file, charge, claim, sue, participate in, join or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other) against the other Parties released hereunder, their affiliates and successors and their respective officers, directors, employees, agents, and representatives, past and present, with respect to any Imcor Released Claims or Alliance Released Claims, as the case may be.

9.  Civil Code Section 1542 Waiver. With respect to the Imcor Released Claims and the Alliance Released Claims, as the case may be, it is further understood and agreed that notwithstanding California Civil Code Section 1542, which presently provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR,”

the release by each Party contained herein extends to all claims of every nature and kind whatsoever, known and unknown.

Each Party hereby waives any and all rights that it may have under Section 1542 as it presently reads or as it shall hereinafter be amended. In connection with this waiver, each Party acknowledges that it is aware that it may hereafter discover claims presently unknown or unsuspected or facts in addition to or different from those it now knows or believes to be true with respect to the Imcor Released Claims or Alliance Released Claims, as the case may be. Nevertheless, it intends through this Agreement to release fully, finally, and forever, in the manner described herein, all Imcor Released Claims or Alliance Released Claims, as the case may be. Accordingly, the releases contained herein shall remain in effect as a full and complete release of the Imcor Released Claims or Alliance Released Claims, as the case may be, in accordance with its terms notwithstanding the discovery or existence of any such additional facts or different claims relating thereto.

10.  No Admission of Liability. This Agreement is intended to and does compromise disputed claims and shall not be construed as an admission of liability by any Party of any claim made by the other Party.

11.  Independent Investigation; Voluntary Agreement. Each Party has made such investigation of the facts pertaining to this Agreement, and of all other matters pertaining thereto, as the Party deems necessary.

12.  Non-Disparagement. The Parties acknowledge that their professional reputations are extremely important in the community at large. As such, neither Party nor its officers at the vice president level or higher will take any actions or make any statements that are disparaging of the other Party (including its current directors, officers, employees, consultants or any parent, subsidiary or successor-in-interest of a Party). Furthermore, the Parties agree that they will not make or publish any statement, written or oral, that becomes or reasonably could be expected to become publicly known, or instigate, assist or participate in the making or publication of any such statement, which would libel or slander the other Party or its current officers, directors, employees, consultants or any parent, subsidiary or successor-in-interest of a Party. The Parties hereby acknowledge and agree that this non-disparagement clause is a material term of this Agreement.

13.  Attorney’s Fees. In the event that either Party brings an action, arbitration or proceeding to enforce, interpret or construe this Agreement (including an alleged violation of the confidentiality provisions of this Agreement), the prevailing Party in such action, arbitration or proceeding shall be entitled to recover its reasonable attorneys’ fees and costs from the other Party.

14.  Representations and Warranties. The Parties to this Agreement, and each of them, represent and warrant that:

14.1  Each Party has received independent legal advice from its attorneys with respect to the advisability of making the settlement provided for in this Agreement.

14.2  Each Party declares that prior to the execution of this Agreement, they apprised themselves of sufficient relevant information, through sources of their own selection, in order that they might intelligently exercise their own judgment in deciding whether to execute it, and in deciding on the contents hereof.

14.3  No Party (nor any officer, agent, partner, employee, representative, or attorney for any Party), has made any statement or representation to any other Party regarding any fact relied upon in entering into this Agreement, except as set forth herein, and each Party does not rely upon any statement, representation or promise of any other Party (or any officer, agent, partner, employee, representative, or attorney of or for any Party), in executing this Agreement, or in making the settlement provided for herein, except as set forth herein.

14.4  Each Party to this Agreement has made such independent investigation of the facts pertaining to this Agreement, and of all matters pertaining to it, as it deems necessary.

14.5  Each Party, or its responsible officers, has read this Agreement and understands the contents hereof, and any individual executing this Agreement is legally competent to execute this Agreement, and any person executing this Agreement in a representative capacity of any of the Parties is authorized and empowered to do so and thereby has the authority to bind the Party on whose behalf this Agreement is signed.

14.6  The Parties will execute all such further and additional documents as shall be reasonably necessary to carry out the provisions of this Agreement.

14.7  Each Party represents and warrants that this Agreement and the transactions contemplated herein (i) are not made or incurred with the intent to hinder, delay or defraud any person to whom such Party has been, is now, or may hereafter become indebted; and (ii) are not entered into with the intent to incur, or with the belief that such Party would incur, debts beyond its ability to pay as such debts mature.

15.  No Prior Assignment of Rights. Each Party is the sole owner of the Imcor Released Claims and Alliance Released Claims, respectively, being released by it hereby and such Party has not assigned or otherwise transferred, voluntarily or involuntarily, any such Imcor Released Claims or Alliance Released Claims, as the case may be.

16.  Assertion of Agreement as Bar to Proceedings. This Agreement may be asserted by any of the Imcor Releasees or Alliance Releasees, as the case may be, as a defense and complete bar to any action, claim, cross claim, cause of action, arbitration or other proceeding that may be brought, or could have been brought, instituted or taken by, against, or involving any of the Imcor Releasors, Alliance Releasors, or anyone acting or purporting to act on behalf of any of the same with respect to any Imcor Released Claims or Alliance Released Claims, as the case may be.

17.  Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the Parties acknowledge have been merged into such documents, exhibits and schedules.

18.  Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this section on a day that is not a business day or later than 6:30 p.m. (New York City time) on any business day, (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the Party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

                                                If to the Alliance: Alliance Pharmaceutical Corp.
4660 La Jolla Village Drive, Suite 825
San Diego, California 92122
Facsimile No.: (858) 410-5343
Telephone No.: (858) 410-5200
Attention: Duane Roth, Chief Executive Officer

                                                 With a copy to:    Foley & Lardner LLP
402 W. Broadway, 23rd Floor
San Diego, CA 92101
Facsimile No.: (619) 234-3510
Telephone No.: (619) 685-4615
Attention: Kenneth D. Polin, Esq.

                                                 If to Imcor:           Imcor Pharmaceutical Co.
4660 La Jolla Village Drive, Suite 540
La Jolla, CA 92037

                                                 and to:                  Imcor Pharmaceutical Co.
P.O. Box 2389
La Jolla, CA 92037
Facsimile: (858) 410-5601
Telephone No.: (858) 410-5602
Attention: B. Jack DeFranco

                                                  With a copy to:   Grippo & Elden LLC
                                                                                 111 S. Wacker Drive
                                                                                 Chicago, IL 60606
                                                                                 Facsimile No.: (312) 558-1195
                                                                                 Telephone No.: (312)-704-7733
                                                                                 Attention: Matthew I. Hafter

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

19.  Amendments; Waivers. Except as expressly set forth herein, no provision of this Agreement may be waived or amended as between the Parties hereto except in a written instrument signed by the Parties. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right.

20.  Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party. This Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement or any of the documents contemplated hereby.

21.  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

22.  Governing Law; Dispute Resolution. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. In the event that a dispute arises between the Parties concerning this Agreement or the transactions contemplated herein, each Party agrees to designate an executive officer to negotiate within five business days after receipt of written notice of the dispute. The notice shall specify in reasonable detail the nature and circumstances of the dispute. Each Party’s representatives shall confer concerning the dispute for a period of thirty (30) days, and neither Party shall commence any legal action concerning the dispute until the expiration of such period (other than equitable action seeking non-monetary relief if necessary solely to preserve the status-quo).

23.  Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

24.  Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the Parties will attempt to agree upon a valid, legal and enforceable provision that is a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

25.  Arm’s Length Negotiations. This Agreement is being entered into in good faith by the Parties and was negotiated through arm’s length bargaining.

26.  Public Announcements. The Parties shall consult with each other prior to issuing any press releases, filing any Current Reports on Form 8-K or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby. Neither party shall issue any such press release, file such 8-K or make any other public statement without the agreement of the other Party, such agreement not to be unreasonably withheld; provided, however, in no event shall a Party be prevented from issuing a press release, filing an 8-K or making any other public statement that such has been advised by counsel may be required by law.

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement as of the Effective Date.

ALLIANCE PHARMACEUTICAL CORP.

By:	/s/ Duane Roth
Duane Roth, Chief Executive Officer

IMCOR PHARMACEUTICAL CO.

By:	/s/ Brian Gallagher
Brian Gallagher, Chairman of the Board of Directors

[Signature Page to Settlement Agreement]